EXHIBIT 5
                                                                ---------

                    [ILLINOIS TOOL WORKS INC. LETTERHEAD]


                                 September 17, 2001

   Illinois Tool Works Inc.
   3600 West Lake Avenue
   Glenview, Illinois 60025-5811

        Re:  Illinois Tool Works Inc. - Registration of 15,000
             Common Shares, Par Value $.01 Per Share, on Form S-8
             ----------------------------------------------------

   Ladies and Gentlemen:

   As General Counsel of Illinois Tool Works Inc., a Delaware corporation (the "Company"), I have participated in the corporate and other proceedings taken by the Company to authorize the issuance of 15,000 shares (the "Shares") of the Registrant's Common Stock pursuant to the ITW Bargaining Savings and Investment Plan, as amended (the "Plan"). The Shares are covered by the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission. I participated in the preparation of the Registration Statement and have examined such other documents and such legal authorities as I have deemed necessary for purposes of this opinion.

   Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

   I consent to the use of my name under Item 5 in the Registration Statement and to the filing of this opinion as an Exhibit to such Registration Statement.

   Very truly yours,




   /s/ Stewart S. Hudnut
   --------------------------------------
   Stewart S. Hudnut
   Senior Vice President, General Counsel
     & Secretary